Exhibit 99.1

TRIUS THERAPEUTICS REPORTS 2011 FIRST QUARTER FINANCIAL RESULTS

San Diego, CA, May 5, 2011 – Trius Therapeutics, Inc. (Nasdaq: TSRX), a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections, announced today its financial results for the first quarter ended March 31, 2011 and provided an update on key accomplishments for the year to date.

At March 31, 2011, Trius had cash, cash equivalents and short-term investments totaling $36.7 million and as of May 1, 2011, Trius had 23,667,333 shares outstanding.

For the first quarter of 2011 and 2010, Trius reported a net loss of $10.1 million and $4.3 million, respectively. The increase in net loss was largely due to increased clinical trial expenses as compared to the same period in 2010. For the first quarter of 2011 and 2010, Trius reported a net loss per share of $0.43 and $5.08, respectively. The decrease in the net loss per share was primarily due to the increase in shares outstanding resulting from our Initial Public Offering (IPO) in August 2010.

Revenues for the three months ended March 31, 2011 increased to $2.7 million compared to $1.5 million for the same period in 2010. The increase in revenues during the three months ended March 31, 2011 was largely a result of the initiation of work on the Company’s second federal research contract, a four and a half-year contract from the Defense Threat Reduction Agency (DTRA), a part of the Department of Defense, for up to $29.5 million. Research and development expenses for the three months ended March 31, 2011 were $10.4 million compared to $4.2 million for the same period in 2010. The increase in expenses was primarily related to higher clinical trial expenses due to the ongoing Phase 3 clinical trial for torezolid phosphate which began in August 2010.

General and administrative expenses for the three months ended March 31, 2011 increased to $2.3 million compared to $1.2 million for the same period in 2010. The increase in general and administrative expenses was primarily due to additional costs related to operating as a publicly traded company.

Trius 2011 Year to Date Highlights

•	Announced positive data from a Phase 1 lung study that provided further support for more advanced clinical studies for torezolid phosphate in lung infections.

•	Secured a patent term extension of over 1,000 days for our torezolid U.S. composition of matter patent, extending the patent term to 2028.

•	Received a new federal research contract of up to $3.0 million from Lawrence Livermore National Laboratory, part of the U.S. Department of Energy’s National Nuclear Security Administration.

•	Continued enrollment as expected for our ongoing Phase 3 oral trial for acute bacterial skin and skin structure infections (ABSSSI).

•	Hired Craig Thompson, formerly Vice President of Specialty Marketing at Pfizer, as Chief Commercial Officer based on his strong anti-infectives commercial experience.

Torezolid Clinical Update

Enrollment in the Phase 3 clinical trial of the oral dosage form of torezolid phosphate in ABSSSI remains on target. Enrollment in European clinical trial sites commenced early in the second quarter and Latin American clinical trial sites are expected to begin enrolling later this quarter. The completion of enrollment for the Phase 3 oral trial is expected this year followed by the announcement of top-line data in early 2012. The Company also met with the Food and Drug Administration (FDA) earlier this year to discuss protocol details for its second Phase 3 ABSSSI trial testing the transition from IV to oral dosing of torezolid phosphate. Based on these discussions, Trius expects to obtain a separate Special Protocol Assessment (SPA) for this trial by the end of the third quarter of 2011.

“We are very encouraged with the progress we have made in our clinical programs so far this year. We continue to see a steady rate of enrollment for torezolid phosphate’s Phase 3 trial in skin infections. In addition, we recently announced positive results from our Phase 1 study that supports the use of a once daily 200 milligram dose of torezolid phosphate for severe respiratory infections,” said Jeffrey Stein, Ph.D., President and Chief Executive Officer of Trius.

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections. The Company’s first product candidate, torezolid phosphate, is an IV and orally administered second generation oxazolidinone being developed for the treatment of serious gram-positive infections, including those caused by methicillin-resistant Staphylococcus aureus, or MRSA. In addition to the Company’s torezolid phosphate clinical program, it is currently conducting three preclinical programs using its proprietary discovery platform to develop antibiotics to treat infections caused by gram-negative bacteria. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the initiation of our torezolid phosphate clinical program in additional indications, the enrollment of patients in our ongoing Phase 3 clinical program of torezolid phosphate, an additional agreement with the FDA on an SPA for our second Phase 3 clinical trial of torezolid phosphate and potential strategic partnerships for the development of torezolid phosphate outside the United States. Risks that contribute to the uncertain nature of the forward-looking statements include: Trius’ ability to obtain additional financing; Trius’ use of the net proceeds from the initial public offering; the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; the performance of third-party manufacturers; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Annual Report on Form 10-K that was filed with the United States Securities and Exchange Commission on March 25, 2011, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Trius Therapeutics, Inc.

Statements of Operations

(In thousands except per share data)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
Revenues:
Contract research	$2,715	$1,486

Total revenues	2,715	1,486

Operating expenses:
Research and development	10,442	4,152
General and administrative	2,342	1,210

Total operating expenses	12,784	5,362

Loss from operations	(10,069)	(3,876)

Other income (expense):
Interest income	6	—
Interest expense	—	(403)
Other income (expense)	1	4

Total other income (expense)	7	(399)

Net loss	(10,062)	(4,275)

Accretion of deferred financing costs on redeemable convertible preferred stock	—	(8)

Net loss attributable to common stockholders	$(10,062)	$(4,283)

Net loss per share, basic and diluted	$(0.43)	$(5.08)

Weighted-average shares outstanding, basic and diluted	23,613	843

Trius Therapeutics, Inc.

Balance Sheets

(In thousands except share and per share data)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,755	$14,515
Short-term investments, available-for-sale	30,955	30,823
Accounts receivable	2,071	1,832
Prepaid expenses and other current assets	1,169	1,389

Total current assets	39,950	48,559
Property and equipment, net	791	701
Other assets	419	240

Total assets	$41,160	$49,500

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,373	$2,147
Accrued liabilities and other	2,524	1,661

Total current liabilities	4,897	3,808
Deferred revenue	238	238
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at March 31, 2011 and December 31, 2010; no shares issued and outstanding at March 31, 2011 and December 31, 2010	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized at March 31, 2011 and December 31, 2010; 23,667,333 and 23,648,646 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	3	3
Additional paid-in capital	123,219	122,593
Accumulated other comprehensive income	7	—
Accumulated deficit	(87,204)	(77,142)

Total stockholders’ equity	36,025	45,454

Total liabilities and stockholders’ equity	$41,160	$49,500

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Public Relations Contact:	Investor Relations Contact:
Jason Spark at Canale Communications, Inc.	Stefan Loren at Westwicke Partners, LLC
jason@canalecomm.com	sloren@westwicke.com
619-849-6005	443-213-0507